STOCK PURCHASE AGREEMENT

by and between

D. E. SHAW LAMINAR PORTFOLIOS, L.L.C.

and D. E. SHAW LAMINAR EMERGING MARKETS, L.L.C.

and

ASHMORE MANAGEMENT COMPANY LIMITED

 17 JUNE, 2010

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”), 17 June, 2010 by and between D. E. Shaw Laminar Portfolios, L.L.C. (“Shaw LLC 1”) and D. E. Shaw Laminar Emerging Markets, L.L.C. (“Shaw LLC 2”)(Shaw LLC 1 and Shaw LLC 2 together, the “Shaw Sellers”) and Ashmore Management Company Limited (“Ashmore”).  Capitalized terms used herein shall have the meanings set forth in Section 1.

RECITALS

WHEREAS, the Shaw Sellers hold certain ordinary shares of the capital stock, par value US$0.002 per share, of AEI, a Cayman Islands exempted company (“AEI”); and

WHEREAS, in accordance with the terms and subject to the conditions set forth herein, the Shaw Sellers desire to sell, assign and transfer, or cause to be sold, assigned and transferred, 3,114,906  shares of AEI in aggregate (the “AEI Shares”) to Ashmore (or its nominee or assignee), and Ashmore desires to purchase such AEI Shares from the Shaw Sellers.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

SECTION 1

CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the respective meanings set forth below:

“AEI” shall have the meaning set forth in the Recitals.

“AEI Shares” shall have the meaning set forth in the Recitals.

“Affiliate” means, with respect to a given Person (in this definition, the “Relevant Person”), any Person who (a) directly or indirectly, Controls, or is Controlled by, or is under a common Control with, the Relevant Person or (b) from time to time, is managed by (i) the same investment manager as the Relevant Person is managed by, or (ii) an investment manager that is Controlled by the same Person that Controls the Relevant Person; provided, that for the avoidance of doubt, neither Shaw Seller nor Ashmore shall be deemed to be an Affiliate of AEI for purposes of this Agreement solely as a result of any board seat or other contractual “protection rights,” each as provided in the Shareholders Agreement.  As used in this definition, “Control,” “Controlling” and “Controlled” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” shall have the meaning set forth in the Preamble.

“Anti-Money Laundering Laws” means, collectively, (i) the USA Patriot Act of 2001 (Pub. L. No. 107-56) and (ii) any other Law of any relevant jurisdiction having the force of law and relating to anti-money laundering.

“Approval” means any approval, authorization, consent, qualification, permit, license, franchise, clearance, Order or registration, or any extension, modification, amendment or waiver of any of the foregoing, required to be obtained from, or notice required to be given to, any Governmental Entity.

“Ashmore” shall have the meaning set forth in the Preamble.

“Business Day” means a day (other than Saturday or Sunday) on which commercial banks are open for business in London, England, and New York, New York.

“Closing” shall have the meaning set forth in Section 2.1(b).

“Contract” means any binding written agreement, bond, commitment, indenture, lease, instrument or obligation.

“Control” shall have the meaning set forth in the definition of Affiliate.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, multinational or supranational, domestic or foreign, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority that has, in each case, jurisdiction over the matter in question.

“Law/Laws” means any constitutional provision, statute, law, rule, ordinance, regulation, treaty, code, executive order or interpretation of any Governmental Entity and any Order.

“Lien” means any lien, pledge, charge, mortgage, hypothecation, deed of trust, security interest or other encumbrance or restriction on title.

“OFAC List” means the Specially Designated Nationals and Blocked Persons List, as published by the United States Department of the Treasury Office of Foreign Asset Control from time to time, and available on the Internet at the following website:  http://www.treas.gov/offices/enforcement/ofac/ sdn/index.html or any official successor website.

“Order” means any binding and enforceable decree, injunction, judgment, order, ruling, assessment, stipulation, determination or writ issued by or agreement entered into with a Governmental Entity (whether preliminary or final).

“Organizational Documents” means, with respect to any Party, as applicable, the certificate of incorporation, articles of incorporation, memorandum and articles of association, certificate of formation, by-laws, articles of organization, limited liability company agreement, limited partnership agreement, formation agreement, joint venture agreement, general partnership agreement or other similar organizational documents of such Person, together with any shareholder agreement, voting agreement or similar agreement among two or more of the equity owners of any such entity.

“Parties” means each Shaw Seller and Ashmore.

“Person” means any natural person, association, corporation, general partnership, limited partnership, limited liability company, limited liability partnership, proprietorship, joint venture, trust or any other entity, organization or Governmental Entity.

“Purchase Price” means US$32,706,513 (equivalent to US$10.50 per AEI Share).

“Purchaser Excluded Information” shall have the meaning set forth in Section 4.6.

“Registration Rights Agreement” shall mean the Amended and Restated Registration Rights Agreement, dated as of December 29, 2006, by and among AEI and the shareholders of AEI party thereto, as the same may be amended, supplemented, replaced or restated from time to time.

“Relevant Person” shall have the meaning set forth in the definition of Affiliate.

“Relevant Portion” means 86.91% for Shaw LLC 1 and 13.09% for Shaw  LLC 2.

“Regulation S” means Regulation S adopted by the Securities and Exchange Commission under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Excluded Information” shall have the meaning set forth in Section 3.6.

“Shareholders Agreement” shall mean the Second Amended and Restated Shareholders Agreement, dated as of May 9, 2008, by and among AEI and the shareholders of AEI party thereto, as the same may be amended, supplemented, replaced or restated from time to time.

“Shaw LLC 1” shall have the meaning set forth in the Preamble.

“Shaw LLC 2” shall have the meaning set forth in the Preamble.

“Shaw Sellers” shall have the meaning set forth in the Preamble.

SECTION 2

SALE AND PURCHASE; CLOSING; ASHMORE WAIVER

2.1.           Sale and Purchase.

(a)           Subject to the terms and conditions of this Agreement, each Shaw Seller agrees to sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to Ashmore (or its nominee or assignee) at Closing, free and clear of all Liens (but subject to any applicable limitations and restrictions under the Shareholders Agreement), all of such Shaw Seller’s right, benefit, title and interest in, to and under its Relevant Portion of the AEI Shares.  In consideration therefor, Ashmore agrees to pay the aggregate Purchase Price to each Shaw Seller (or its nominee or assignee) at Closing in immediately available funds, in Dollars, by wire transfer to the following bank account in the following amounts:

(i)	US$28,426,282.50 to Shaw LLC 1 at HSBC Bank USA NA, New York (ABA 021 001 088) for further credit to D. E. Shaw Laminar Portfolios, L.L.C., account number 639-72516-3; and

(ii)	US$4,280,230.50 to Shaw LLC 2 at HSBC Bank USA NA, New York (ABA 021 001 088) for further credit to D. E. Shaw Laminar Emerging Markets, L.L.C., account number 639-73381-6.

(b)           Closing.  Subject to the satisfaction or waiver of all conditions to closing set forth in Section 5, the closing of the transactions contemplated hereby shall take place electronically through the delivery of the closing deliveries specified in Section 2.2 on 18 June, 2010 or at such other time and place as the Parties may mutually agree (which time and place is designated as the “Closing”).

2.2.           Closing Deliveries.

(a)           At the Closing, subject to the satisfaction or waiver of all of the conditions to the Closing set forth in Section 5, (i) each Shaw Seller shall take all actions necessary to transfer, or cause to be transferred, title to its Relevant Portion of the AEI Shares, free and clear of all Liens (but subject to any applicable limitations and restrictions under the Shareholders Agreement), to Ashmore (or its nominee or assignee), including, without limitation, notifying AEI of the transfer of its Relevant Portion of the AEI Shares to Ashmore in accordance with the terms hereof and delivering to AEI a Share Transfer Certificate for its Relevant Portion of the AEI Shares (substantially in the form of Exhibit A) executed by it, and (ii) Ashmore shall pay the relevant amount of the Purchase Price to each Shaw Seller (or its nominee or assignee) to the account(s) designated by each Shaw Seller in accordance with Section 2.1.  In the event that either (x) the AEI Shares shall be delivered to a nominee or assignee of Ashmore at Closing and/or (y) any portion of the Purchase Price shall be paid to a nominee or assignee of a Shaw Seller at Closing, the respective Party shall provide the other Party with the name and relevant account information for such nominee or assignee at least two Business Days prior to the Closing. Upon consummation of the transactions contemplated hereby, Ashmore hereby assumes and agrees to perform all of the Shaw Sellers’ obligations and liabilities which arise after the Closing under or related to the Shareholders Agreement and the Registration Rights Agreement with respect to the AEI Shares acquired by Ashmore hereunder.

SECTION 3

REPRESENTATIONS AND WARRANTIES OF THE SHAW SELLERS

Each Shaw Seller hereby represents and warrants (severally, and not jointly) to Ashmore that as of the date of this Agreement and (unless otherwise indicated below) as of the Closing:

3.1.           Organization and Related Matters.

It is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite power and authority to own, license, use, lease and operate its assets and properties and to carry on its business.

3.2.           Authorization; No Conflicts.

(a)           It has the necessary power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by it and the consummation of the transaction contemplated hereby have been, or will be as of the Closing, duly and validly authorized by all necessary corporate action.  This Agreement has been duly executed and delivered by it and constitutes a legally valid and binding obligation of it enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to creditors’ rights generally and by general equitable principles.

(b)           The execution, delivery and performance by it of this Agreement and the consummation of the transaction contemplated hereby do not and will not (i) conflict with, or constitute a breach or default under, its Organizational Documents, (ii) violate, or constitute a breach or default under, or result in the termination, acceleration or cancellation of, or the loss of benefit under, any Contract (including the Shareholders Agreement) to which it is a party or by which its assets may be bound or affected (whether upon lapse of time and/or the occurrence of any act or event or otherwise) or (iii) violate any Law or Order applicable to it or by which its assets may be bound, other than, in the case of clauses (ii) and (iii) above as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on its ability to perform its obligations under this Agreement (including any Exhibit hereto) or to consummate the transactions contemplated hereby.

(c)           Assuming the truth and accuracy of the representations and warranties of Ashmore in Section 4 hereof and except for the delivery to AEI of a Share Transfer Certificate, no Approval or third party consent or approval under any Contract to which it is a party is necessary to be obtained or made by it in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

3.3.           Title.

(a)           It is the sole legal and beneficial owner of and has good and valid title to the Relevant Portion of the AEI Shares, free and clear of any Lien (except for any applicable limitations and restrictions under the Shareholders Agreement).

(b)           There is no funding obligation of any kind (whether fixed, contingent, conditional, or otherwise) in respect of the Relevant Portion of the AEI Shares that it is or shall be required to pay or otherwise perform that it has not paid or otherwise performed in full.

3.4.           Inspections.  It is an informed and sophisticated seller (particularly in respect to transactions of the sort contemplated pursuant to this Agreement) and has engaged expert advisors, experienced in the evaluation and sale of securities and investments such as the Relevant Portion of the AEI Shares as contemplated hereunder.  It has undertaken such investigation and has been provided with and has evaluated such documents and information it has deemed necessary to enable it to make an informed investment decision with respect to the execution, delivery and performance of this Agreement.

3.5.           Possession of Information.  It acknowledges that (i) Ashmore currently may have, and later may come into possession of, information with respect to the AEI Shares, other ordinary shares in the capital of AEI, AEI’s future plans and the present or future valuation of the AEI Shares that is not known to it and that may be material to a decision to sell the AEI Shares (“Seller Excluded Information”), (ii) it has determined to sell the AEI Shares notwithstanding its lack of knowledge of the Seller Excluded Information and (iii) Ashmore shall have no liability to it, and it waives and releases any claims that it might have against Ashmore whether under applicable securities laws or otherwise, with respect to the nondisclosure of Seller Excluded Information in connection with the transactions contemplated under this Agreement.

3.6.           Compliance.  It and its Affiliates are in compliance in all material respects with the applicable requirements of the Anti-Money Laundering Laws.  Neither it nor any of its managers or executive officers is a Person included on the OFAC List.

3.7.           Litigation.  There is no action, suit, investigation (including any governmental or regulatory investigation or inquiry) or proceedings pending against, or to the knowledge of it, threatened against, it or to which it is otherwise a party by or before any arbitrator or any Governmental Entity in connection with the transfer of its Relevant Portion of the AEI Shares pursuant hereto which challenges or seeks to prevent, enjoin or materially impair its ability to consummate the transactions contemplated by this Agreement or its performance of its obligations under this Agreement.

3.8.           No Other Representations.  Except as expressly provided above, or elsewhere in this Agreement, it does not make, and it hereby expressly disclaims, any representation or warranty to Ashmore of any kind or nature, written or oral, statutory, express or implied.  Without limiting the generality of the foregoing, except as expressly provided above or elsewhere in this Agreement, it does not make, and hereby expressly disclaims, any representation or warranty to Ashmore of any kind or nature, written or oral, statutory, express or implied, as to (i) the condition, value or quality of AEI’s assets, (ii) the prospects (financial and otherwise), risks and other incidents of AEI’s assets or business or (iii) any other matters of any nature whatsoever arising out of or relating to this Agreement and the transactions contemplated hereby.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF ASHMORE

Ashmore hereby represents and warrants to each Shaw Seller (severally, and not jointly) that as of the date of this Agreement and (unless otherwise indicated below) as of the Closing:

4.1.           Organization and Related Matters.

Ashmore is duly organized and validly existing under the Laws of its jurisdiction of organization, and has all requisite power and authority to own, license, use, lease and operate its assets and properties and to carry on its business.

4.2.           Authorization; No Conflicts.

(a)           Ashmore has the necessary power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance of this Agreement by Ashmore and the consummation of the transactions contemplated hereby have been, or will be as of the Closing, duly and validly authorized by all necessary partnership action.  This Agreement has been duly executed and delivered by Ashmore and constitutes a legally valid and binding obligation of Ashmore enforceable against Ashmore in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to creditors’ rights generally and by general equitable principles.

(b)           The execution, delivery and performance by Ashmore of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with, or constitute a breach or default under, its Organizational Documents, (ii) violate, or constitute a breach or default under, or result in the termination, acceleration or cancellation of, or the loss of benefit under, any Contract (including the Shareholders Agreement) to which it is a party or by which its assets may be bound or affected (whether upon lapse of time and/or the occurrence of any act or event or otherwise) or (iii) violate any Law or Order applicable to it or by which its assets may be bound, other than, in the case of clauses (ii) and (iii) above as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on its ability to perform its obligations under this Agreement (including any Exhibit hereto) or to consummate the transactions contemplated hereby.

(c)           Assuming the truth and accuracy of the representations and warranties of each Shaw Seller in Section 3 hereof and except for the delivery to AEI of the Share Transfer Certificates, no Approval or third party consent or approval under any Contract to which Ashmore is a party is necessary to be obtained or made by Ashmore in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.3.           No Funding Condition.  There is no funding obligation of any kind (whether fixed, contingent, conditional, or otherwise) in respect of the AEI Shares that Ashmore is or shall be required to pay or otherwise perform that Ashmore has not paid or otherwise performed in full.

4.4.           Non-U.S. Person.  Ashmore is not a U.S. Person as such term is defined in Regulation S under the Securities Act.

4.5.           Compliance.  Ashmore and its Affiliates are in compliance in all material respects with the applicable requirements of the Anti-Money Laundering Laws.  Neither Ashmore nor any of Ashmore’s partners is a Person included on the OFAC List.

4.6.           Inspections.  Ashmore is an informed and sophisticated purchaser (particularly in respect to transactions of the sort contemplated pursuant to this Agreement) and has engaged expert advisors, experienced in the evaluation and purchase of securities and investments such as the AEI Shares as contemplated hereunder.  Ashmore has undertaken such investigation and has been provided with and has evaluated such documents and information it has deemed necessary to enable it to make an informed investment decision with respect to the execution, delivery and performance of this Agreement.

4.7.           Possession of Information.  Ashmore acknowledges that (i) the Shaw Sellers currently may have, and later may come into possession of, information with respect to the AEI Shares and AEI that is not known to Ashmore and that may be material to a decision to purchase the AEI Shares (“Purchaser Excluded Information”), (ii) Ashmore has determined to purchase the AEI Shares notwithstanding its lack of knowledge of the Purchaser Excluded Information and (iii) each Shaw Seller shall have no liability to Ashmore, and Ashmore waives and releases any claims that it might have against the Shaw Sellers whether under applicable securities laws or otherwise, with respect to the nondisclosure of Purchaser Excluded Information in connection with the transactions contemplated under this Agreement.

4.8.           Restricted Securities.  Ashmore understands that the AEI Shares have not been registered under the Securities Act or the securities or blue sky Laws of any State of the United States or any other jurisdiction.  Ashmore has such knowledge and experience in financial and business matters so that it is capable of evaluating the merits and risks of holding the AEI Shares and has the capacity to protect its own interests.  Ashmore is able to bear the economic risk of its investment in the AEI Shares indefinitely.  Ashmore is acquiring the AEI Shares for its own account for investment only, and not with a view towards a distribution thereof in violation of the Securities Act.  Ashmore is an accredited investor within the meaning of Regulation D under the Securities Act.

4.9.           No Public Market.  Ashmore understands that no public market now exists for any of the shares in AEI’s capital, and that each Shaw Seller has made no assurances that a public market will ever exist for such shares.

4.10.           No Other Representations.  Except as expressly provided above, or elsewhere in this Agreement, Ashmore does not make, and Ashmore hereby expressly disclaims, any representation or warranty to each Shaw Seller of any kind or nature, written or oral, statutory, express or implied.  Without limiting the generality of the foregoing, except as expressly provided above or elsewhere in this Agreement, Ashmore does not make, and hereby expressly disclaims, any representation or warranty to each Shaw Seller of any kind or nature, written or oral, statutory, express or implied, as to any other matters of any nature whatsoever arising out of or relating to this Agreement and the transactions contemplated hereby.

SECTION 5

CONDITIONS TO OBLIGATIONS OF PARTIES

5.1.           Conditions Precedent to Obligations of All Parties.  The obligations of the Shaw Sellers and Ashmore to consummate the Closing are subject to there not being in effect, on or prior to the Closing, any applicable Law or Order issued by any court or other Governmental Entity of competent jurisdiction with valid enforcement authority restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.  The foregoing condition may be waived, in whole or in part, by mutual agreement of the Shaw Sellers and Ashmore, to the extent permitted by Law.

5.2.           Conditions to Obligations of the Shaw Sellers.  Each Shaw Seller’s obligation to consummate the Closing is subject to the fulfillment on or prior to the Closing of the following conditions, which conditions may be waived, in whole or in part, at the option of each Shaw Seller to the extent permitted by Law:

(a)           Representations and Warranties Correct.  The representations and warranties made by Ashmore in Section 4 hereof shall be true and correct when made, and shall be true and correct on and as of the Closing, except those representations and warranties that speak as of a certain date or time, provided such representations and warranties shall have been true and correct as of such date.

(b)           Covenants.  All covenants, agreements and conditions contained in this Agreement to be performed by Ashmore on or prior to the Closing shall have been performed or complied with in all material respects.

5.3.           Conditions to Obligations of Ashmore.  Ashmore’s obligation to consummate the Closing is subject to the fulfillment on or prior to the Closing of the following conditions, which conditions may be waived, in whole or in part, at the option of Ashmore to the extent permitted by Law:

(a)           Representations and Warranties Correct.  The representations and warranties made by each Shaw Seller in Section 3 hereof shall be true and correct when made, and shall be true and correct on and as of the Closing, except those representations and warranties of each Shaw Seller that speak as of a certain date or time, provided such representations and warranties shall have been true and correct as of such date.

(b)           Covenants.  All covenants, agreements and conditions contained in this Agreement to be performed by both Shaw Sellers on or prior to the Closing shall have been performed or complied with in all material respects.

(c)           Deliveries.  Each (and not one only) Shaw Seller shall have duly executed and delivered to AEI a Share Transfer Certificate.

SECTION 6

MISCELLANEOUS

6.1.           Survival.  All of the representations and warranties contained in Sections 3 and 4 of this Agreement shall survive the execution and delivery hereof and the consummation of the transactions contemplated hereby.

6.2.           Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when two or more counterparts have been signed by each of the Parties and delivered (including by facsimile) to the other Party.

6.3.           Governing Law and Jurisdiction.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY ENGLISH LAW.  EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF THE COURTS OF ENGLAND.

(b)           To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each Party hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

6.4.           Entire Agreement.  This Agreement, and the Exhibits hereto, contain the entire agreement among the Parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the Parties other than those set forth or referred to herein.

6.5.           Notices.  All notices and other communications to be given to any Party shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service or three days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a telegram or facsimile and shall be directed to the address or facsimile number set forth below (or at such other address or facsimile number as such Party shall designate by like notice):

(a) If to a Shaw Seller:	c/o D. E. Shaw & Co., L.P. 120 West 45th Street, 39th Floor, Tower 45 Attention: General Counsel Telephone: (212) 478-0000 Facsimile: (212) 478-0100
(b) If to Ashmore:	attention:Craig Webster email:craig.webster@ashmoregroup.com tel: +44 (0)20 3077 6156 fax: +44 (0)20 3077 6001 address: c/o Ashmore Investment Management Limited, 61 Aldwych, London, WC2B 4AE
6.6.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Except as expressly contemplated hereby, no Party may delegate any or all of its obligations under this Agreement without the express prior written consent of each other Party; for the avoidance of doubt, nothing in this Section or elsewhere in this Agreement shall be construed to restrict in any way or otherwise affect each Party’s right to assign such Party’s rights, benefits and privileges (but not its obligations) under this Agreement or, in the case of Ashmore, to freely transfer the AEI Shares in accordance with any applicable securities Laws and the terms of the Shareholders Agreement.

6.7.           Headings.  The Section headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.  All references to Sections contained herein mean Sections of this Agreement unless otherwise stated.

6.8.           Amendments and Waivers.  This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Parties.  Any Party may, only by an instrument in writing, waive, only as to itself, compliance by the other Party with any term or provision of this Agreement on the part of such other Party to be performed or complied with.  The waiver by any Party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.  Except as otherwise expressly provided herein, no failure to exercise, delay in exercising or single or partial exercise of any right, power or remedy by any party, and no course of dealing between the Parties, shall constitute a waiver of any such right, power or remedy.

6.9.           Severability.  If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions of this Agreement shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal and enforceable provision as similar as possible to the provision at issue.

6.10.           Interpretation.  The phrase “including” shall be deemed to be followed by “without limitation.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular Section in which such words appear.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.  Except as otherwise expressly provided in this Agreement, all references to “US$” or “Dollars”, if any, shall be to the lawful currency of the United States. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms.

6.11.           Further Assurances.  From time to time after the date hereof, without additional consideration, each of the Parties will (or, if appropriate, cause their subsidiaries or Affiliates to) execute and deliver such further instruments and take such other action as may be necessary to make effective the transactions contemplated by this Agreement.

6.12.           Public Announcements.  Except as otherwise required by applicable Law, no Party nor any of its respective Affiliates, agents or representatives, shall issue any press release or public statement concerning this Agreement or the transactions contemplated hereby, without obtaining the prior written approval of the other Party; provided, that if a press release or other public statement is required by applicable Law, the Party intending to make such release or statement shall give the other Party prior notice and shall use its best efforts to consult with the other Party with respect to the text therein.

6.13.           Termination.

(a)           This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing by:

(i)           the mutual written agreement of the Shaw Sellers and Ashmore;

(ii)           either the Shaw Sellers or Ashmore if any court of competent jurisdiction or other competent Governmental Entity shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting all or any portion of the transactions contemplated by this Agreement and such statute, rule, regulation, order, decree or injunction or other action shall have become final and nonappealable;

(iii)           the Shaw Sellers, in the event of a material breach of this Agreement by Ashmore if Ashmore fails to cure such breach within five Business Days following notification thereof by the Shaw Sellers;

(iv)           Ashmore, in the event of a material breach of this Agreement by a Shaw Seller if a Shaw Seller fails to cure such breach within five Business Days following notification thereof by Ashmore; or

(v)           either the Shaw Sellers or Ashmore if the Closing shall not have occurred on or before July 31, 2010, unless the failure to consummate the Closing is due to the failure to act by the terminating party or its Affiliates.

(b)           If this Agreement is validly terminated pursuant to Section 6.13(a), this Agreement will forthwith become null and void and have no further effect, without any liability on the part of any party hereto or its Affiliates, directors, officers or stockholders, other than the provisions of Section 6 hereof.  Nothing contained in this Section 6.13(b) shall relieve any party from liability for any breach of this Agreement occurring prior to termination.

6.14.           Expenses.  Each Party shall be responsible for all fees and expenses incurred by it with respect to this Agreement and the transactions contemplated hereby.

6.15.           No Third-Party Beneficiary.  This Agreement is solely for the benefit of the Parties and their respective permitted successors and assigns and no other Person shall have any rights or remedies hereunder.

[signature page follows]

IN WITNESS WHEREOF, each of the undersigned, intending to be legally bound, has caused this Agreement to be duly executed and delivered on the date first set forth above.

D. E. SHAW LAMINAR PORTFOLIOS, L.L.C.

By:	/s/ Patrick Kenney
Name: Patrick Kenney
Title: Authorized Signatory

D. E. SHAW LAMINAR EMERGING MARKETS, L.L.C.

By:	/s/ Patrick Kenney
Name: Patrick Kenney
Title: Authorized Signatory

Ashmore (Shaw) Stock Purchase Agreement

ASHMORE MANAGEMENT COMPANY LIMITED

By:	/s/ Vic Holmes
Name: Vic Holmes
Title: Director

Ashmore (Shaw) Stock Purchase Agreement

EXHIBIT A

FORM OF SHARE TRANSFER CERTIFICATE

SHARE TRANSFER CERTIFICATE

[ ] (the "Transferor"), for good and valuable consideration received by it from [ ] (the "Transferee"), does hereby:

1.
transfer to the Transferee [ ] ordinary shares, par value US$0.002 per share, of the Company (the "Shares") with such transfer to be effective and recorded on the register of members of such Company as of________, 2010; and

2.	consent that its name of Transferor remain on the register of members of the Company until such time as the Company enters the Transferee's name in the register of members of the Company.

Signed by the Transferor on _____________, 2010
_______________________________________ Transferor By: _______________________________________
Signature Guaranteed: Signature must be
guaranteed by a participant in the Securities
Transfer Agent Medallion Program, the Stock
Exchange Medallion Program or the New York
Stock Exchange, Inc. Medallion Signature
Program.